Exhibit 99.1
AGILITI ANNOUNCES SHARE REPURCHASE PLAN
Eden Prairie, Minn. — (BUSINESS WIRE) — August 21, 2023 – Agiliti Inc. (NYSE: AGTI) (“Agiliti”), a nationwide provider of healthcare technology management and service solutions to the United States healthcare industry, today announced that its board of directors approved a share repurchase program that grants the Company authority to repurchase up to $50 million of shares of the Company’s common stock (exclusive of any fees, commissions or other expenses related to such repurchases), over a 12-month period.
“The Board’s authorization of a share repurchase program reflects confidence in the Company’s long-term strategy and the value we see in our shares relative to our future outlook. We remain committed to driving value for our customers, employees and shareholders and executing on our critical mission of ensuring that healthcare providers have access to the essential medical equipment needed for quality patient care,” said Tom Boehning, Chief Executive Officer.
Repurchases may be made at management’s discretion from time to time on the open market, through privately negotiated transactions, or through an accelerated share repurchase, or in any other manner permitted by applicable federal and state securities laws and regulations. There is no minimum number of shares, if any, that the Company is required to repurchase and the Repurchase Plan may be suspended or discontinued at any time without prior notice. Repurchases by the Company are subject to available liquidity, general market and economic conditions, alternate uses for the capital and other factors.
About Agiliti
Agiliti is an essential service provider to the U.S. healthcare industry with solutions that help support a more efficient, safe and sustainable healthcare delivery system. Agiliti serves more than 10,000 national, regional and local acute care and alternate site providers across the U.S. For more than eight decades, Agiliti has delivered medical equipment management and service solutions that help healthcare providers reduce costs, increase operating efficiencies and support optimal patient outcomes.
Forward-Looking Statements
Certain statements in this press release are forward-looking in time, including the Company’s long-term strategy and outlook, the amount, timing and method of the Company’s potential share repurchases, and the duration, suspension or cancellation of the Repurchase Plan, and involve risks and uncertainties. The following factors, among others, could adversely affect our forward-looking statements, causing our actual results to differ materially from those expressed in any forward-looking statements: the possibility that the Repurchase Plan may be suspended or discontinued; economic factors and market conditions and their impact on the Company’s ability to effect share repurchases; negative reaction of our investors, our suppliers, our customers or our employees to the announcement of the Repurchase Plan; market volatility of our common stock as a result of the Repurchase Plan; our history of net losses and substantial interest expense; our need for substantial cash to operate and expand our business as planned; our substantial outstanding debt and debt service obligations; restrictions imposed by the terms of our debt; and other Risk Factors as detailed in our most recent annual report on Form 10-K and our other filings with the Securities and Exchange Commission.
CONTACT:
Solebury Strategic Communications
ir@agilitihealth.com